MEMBERSHIP INTEREST PURCHASE AGREEMENT

This Membership Interest Purchase Agreement (this ***"Agreement"***) is made and entered into as of the 21st day of November, 2003, between Aurora Energy, Ltd., P.O. Box 961, Traverse City, Michigan, 49685-0961, a Nevada corporation (***"Seller"***), and Wabash Partners, L.P., 7600 West Tidwell, Suite 103, Houston, Texas 77040, a Texas limited partnership (***"Purchaser"***).

RECITALS:

WHEREAS, on April 14, 2000, Aurora Operating L.L.C. (***"AOC"***) was formed as a limited liability company of the laws of the State of Michigan. The membership interests in AOC owned by each member (***"Member"***) are reflected in the form of each such Member's ownership percentage interest (***"Percentage Interest"***).

WHEREAS, Seller is a Member of AOC owns a seventy-one percent (71%) Percentage Interest, thus having the ability to control and direct the operations of AOC.

WHEREAS, Purchaser desires to purchase and Seller desires to sell a non-controlling membership interest in AOC effective as of the Closing Date (defined herein) of this Agreement.

NOW THEREFORE, in consideration of the mutual promises of the parties and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by Seller, the parties agree as follows:

ARTICLE I

SALE

1.1 Sale of Membership Interest. Seller agrees to sell, convey, transfer, assign and deliver to Purchaser and amount of membership interests in AOC equal to a 20% Percentage Interest in AOC (the ***"Affected Membership Interests"***), and Purchaser agrees to purchase such Affected Membership Interests. These Affected Membership Interests shall (i) make Purchaser a Member of AOC, and (ii) vest Purchaser with a 20% Percentage Interest in AOC, subject to certain restrictions as set out below.

1.2 Consideration for Sale. In consideration of the sale and transfer of the Affected Membership Interests, Purchaser shall pay to Seller $100,000.00 (the ***"Purchase Price"***) at the Closing (defined herein) in cash by wire transfer pursuant to the instructions set forth in ***Schedule 1.2***.

1.3 Closing. The closing (***"Closing"***) of the transaction contemplated by this Agreement will take place at the offices of Wabash Partners, L.P. located at 7600 W. Tidwell, Suite 103, Houston, Texas 77040 on December 9th, 2003, or at such other date and place as mutually agreed upon by Seller and Purchaser (the ***"Closing Date"***). Effective as of the Closing Date, Purchaser will have vested title in the Affected Membership Interests.

ARTICLE II

SELLER REPRESENTATIONS AND WARRANTIES

Seller hereby represents and warrants to Purchaser that the following facts and circumstances are true and correct as of the Closing Date:

2.1 Litigation. There are no pending, outstanding or, to the best of Seller's knowledge, threatened actions, suits, claims, assessments or proceedings against or involving AOC or any of its assets, or any of AOC's officers, directors, employees or shareholders that will materially adversely affect AOC, its assets, properties or business.

2.2 Organization and Existence. AOC is a limited liability corporation duly organized, validly existing, and in good standing under the laws of Michigan and is qualified to do business in all jurisdictions in which it conducts it business including, but not limited to Indiana. AOC has all requisite power and authority to own, operate and carry on its business as now being conducted.

2.3 Issuance and Ownership of Membership Interests. The authorized number of issued and outstanding membership interests of AOC are set forth in ***Schedule 2.2*** attached to this Agreement showing each Member's Percentage Interest. The issued and outstanding interests of the Members of AOC have been validly issued, are fully paid and non-assessable, and were issued in compliance with applicable federal and state laws regulating the offer and sale of securities. There are no outstanding options, warrants or similar rights to purchase or convert any obligation into membership or Percentage Interests or other securities of AOC. Seller is the record and beneficial owner of a seventy-one percent (71%) Percentage Interest of AOC free and clear of all liens, claims and encumbrances.

2.4 Seller's Authority. Seller has full power and authority to execute, deliver and/or consummate this Agreement.

2.5 Current Activity. Seller and El Paso Production Company have entered into that certain Assignment Agreement dated November 4th, 2003 to develop certain oil and gas properties in the State of Indiana.

ARTICLE III

PURCHASER'S REPRESENTATIONS AND WARRANTIES

Purchaser represents and warrants to Seller that, as of the date of this Agreement and as of the Closing Date:

3.1 Organization and Standing of Purchaser. Purchaser is a limited partnership, organized, validly existing, and in good standing under the laws of the state of Texas, with corporate power to own property and carry on its business as it is now being conducted.

3.2 Authority. Purchaser has full power and authority to execute, deliver and consummate this Agreement subject to the conditions to Closing set forth in this Agreement.

ARTICLE IV

PARTIES' OBLIGATIONS AT THE CLOSING

4.1 Seller's obligations at the Closing.

(a) At Closing, Seller shall deliver or cause to be delivered to Purchaser instruments of assignment and transfer, conveying the Affected Membership Interests to Purchaser free and clear of all liens, claims and encumbrances, in form and substance satisfactory to Purchaser and/or its counsel. Simultaneously with the consummation of the transfer, Seller shall put Purchaser in full possession and enjoyment of rights granted to a Member of AOC; subject to the restrictions set out in ***Article 5*** below.

(b) Seller, at any time after the Closing Date, shall execute, acknowledge and deliver to the Purchaser any further deeds, assignments, conveyances, other assurances, documents and instruments of transfer reasonably requested by Purchaser. Seller also agrees to take any other action consistent with the terms of this Agreement that may be reasonably requested by Purchaser for the purpose of assigning, transferring, granting, conveying and confirming to Purchaser or reducing to possession any or all rights to be conveyed and transferred by this Agreement.

4.2 Purchaser's Obligation at Closing. At Closing, Purchaser shall deliver the Purchase Price to Seller by wire transfer in immediately available funds.

ARTICLE V

RESTRICTIONS ON PURCHASER'S MEMBERSHIP INTEREST

5.1 Restrictions. Within two years from the Closing Date under this Agreement (***"Restricted Period"***), Purchaser will not be entitled to any cash distributions or dividends from AOC. Likewise, Purchaser will not be required to make any additional capital contributions to AOC during the Restricted Period. Seller, via its controlling ownership interest in AOC, warrants that it will not enter into any transaction during the Restricted Period that would dilute Purchaser's 20% Percentage Interest. Purchaser and Seller agree that AOC may be required to make tax allocations to its members that may be in conflict with concept of Purchaser receiving no immediate economic benefit of ownership during the Restricted Period.

ARTICLE VI

PUT AND CALL OPTIONS

6.1 Seller's Call Option. Beginning in the twenty-fifth (25th) month and ending the sixtieth (60th) month from the Closing Date of this Agreement, Seller shall be afforded the right, but not the obligation, to buy back Purchaser's Affected Membership Interests for $100,000 (the

"Call Option"). To exercise the Call Option, Seller shall send Purchaser a written notice of its intent. Within 30 days of said notice, Purchaser shall assign its unencumbered Affected Membership Interests to Seller in exchange for a wire transfer from Seller for $100,000.

6.2 Purchasers' Put Option. Beginning in the twenty-fifth (25th) month and ending the sixtieth (60th) month from the Closing Date of this Agreement, Purchaser shall be afforded the right, but not the obligation, to put back or sell back its Affected Membership Interests for $100,000 (the ***"Put Option"***). To exercise this Put Option, Purchaser shall send Seller a written notice of its intent. Within 90 days of said notice, Seller shall wire or transfer $100,000 to Purchaser in exchange for an Assignment from Purchaser of its unencumbered Affected Membership Interests.

ARTICLE VII

OTHER ARRANGEMENTS AND GENERAL PROVISIONS

7.1 Assignment of Agreement. This Agreement shall be binding on and inure to the benefit of the parties to this Agreement and their respective successors and permitted assigns. This Agreement may not be assigned by any other party without the written consent of all parties and any attempt to make an assignment without consent is void.

7.2 Governing Law. This Agreement shall be construed and governed by the laws of the State of Texas.

7.3 Amendments; Waiver. This Agreement may be amended only in writing by the mutual consent of all of the parties, evidenced by all necessary and proper corporate authority. No waiver of any provision of this Agreement shall arise from any action or inaction of any party, except an instrument in writing expressly waiving the provision executed by the party entitled to the benefit of the provision.

7.4 Entire Agreement. This Agreement, together with any documents and exhibits given or delivered pursuant to this Agreement, constitutes the entire agreement between the parties to this Agreement.

7.5 Multiple counterparts. This Agreement may be executed in multiple counterparts, and each such counterpart shall be deemed an original instrument and all of which shall constitute one and the same instrument.

[Signatures begin on the following page]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first written above.

PURCHASER:

WABASH ENERGY PARTNERS, L.P.

By: R. Carter Overton

R. Carter Overton
President

SELLER:

AURORA ENERGY, Ltd.

By: William W Deneau

William W. Deneau
President

Schedule 1.2
To the Membership Interest Purchase Agreement

AURORA ENERGY, LTD

Account Name:	**Aurora Energy, Ltd** **3760 N US 31 South** **Traverse City, MI 49684**
Account #	**66027294**
Bank Name:	**Northwestern Bank** **625 S. Garfield Avenue** **Traverse City, MI 49685** **231-935-4357**
ROUTING # (ABA#)	**272471661**

Schedule 2.2
To the
Membership Interest Purchase Agreement

Members:	Initial Capital Contribution	Sharing Ratios
Aurora Energy, Ltd.	$1,900.00	71.30%
MIGAS 29, LLC	Working interest property	2.00%
Noverr Enterprises, LLC	Working interest property	12.00%
JES Investments, LLC	Working interest property	2.00%
James & Martha Stapleton	Working interest property	.50%
Bergum Family Trust	Working interest property	.25%
Terrance & Anna Beth Burkhardt	Working interest property	1.20%
Jet Exploration, Inc.	Working interest property	.50%
Paul Hamlin	Working interest property	.125%
White Family Loving Trust	Working interest property	.125%
Deka Exploration	$100.00	6.00%
Northbrook Oil & Gas Co.	Working interest property	4.00%